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                                   EXHIBIT 8.2

                  OPINION AND CONSENT OF KIRKPATRICK & LOCKHART
                    WITH RESPECT TO PENNSYLVANIA TAX MATTERS

                            KIRPATRICK & LOCKHART LLP

                                 August 17, 1999

Key Bank USA, National Association
Key Tower
127 Public Square
Cleveland, Ohio 44114

                           RE:      KEY BANK USA, NATIONAL ASSOCIATION
                                    ASSET BACKED NOTES
                                    AND ASSET BACKED CERTIFICATES

Ladies & Gentlemen:

                  We have been retained by Key Bank USA, National Association ("Key Bank") as special Pennsylvania tax counsel to render an opinion as to certain Pennsylvania tax consequences in connection with the issuance and sale of Asset Backed Notes (the "Notes") and Asset Backed Certificates (the "Certificates") to be sold from time to time in one or more series in amounts to be determined at the time of sale and to be set forth in one or more Supplements (each, a "Prospectus Supplement") to the prospectus ("the "Prospectus") included in the Registration Statement on Form S-3 (Registration No.: 333-80109), as amended, as filed with the Securities and Exchange Commission (the "Registration Statement").

                  In rendering this opinion, we have examined the Prospectus, the Pennsylvania Tax Reform Code of 1972, as amended (the "Code"), Regulations promulgated under the Code, Pennsylvania Department of Revenue rulings, judicial decisions, and such other documents, records, and questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. All capitalized terms used herein and not otherwise defined have the respective meanings specified in the Prospectus.

                  Based upon our examination of the Prospectus and subject to the assumptions, exceptions, limitations and qualifications set forth in said Prospectus and herein, if the transactions are consummated in accordance with the terms of the Prospectus (and without any waiver, breach or amendment of any of the provisions thereof), we are of the opinion that the statements set forth in the Prospectus under the headings "Pennsylvania Income and Franchise Tax Consequences with Respect to the Notes" and "Pennsylvania Income and Franchise



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Tax Consequences with Respect to the Certificates" accurately reflect our opinion.

                  This opinion is based on the Code, Regulations promulgated under the Code, Pennsylvania Department of Revenue rulings, judicial decisions, and the applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. This opinion is limited solely to the Pennsylvania state tax consequences of the Notes and Certificates set forth in the Prospectus and does not address any other tax considerations under foreign, federal, local or other Pennsylvania law.

                  This opinion is being furnished to you specifically in connection with the Notes and Certificates being offered under the Prospectus, and solely for your information and benefit. It may not be relied on by you in any other connection, and it may not be relied on by any other person for any purpose. This opinion may not be assigned, used or quoted, other than in the Prospectus, without our prior written consent.

                                               Very truly yours,

                                               /s/ Kirkpatrick & Lockhart LLP

                                               KIRKPATRICK & LOCKHART LLP